Exhibit 10.4

[D-Wave Commercial Inc. Letterhead]

March 23, 2026

Stan Black
[*****]

Dear Stan,

Thank you for your continuing efforts in support of our growing business. I am pleased to confirm our discussion outlining changes to your compensation:

Base Salary: Your annual base salary is increased to $443,000 USD, less tax withholding as applicable and paid in semi-monthly installments. This change is made effective retro-actively to March 1, 2026.

2026 Equity Award: The Board of Directors of D-Wave Quantum Inc. has approved a 2026 equity award of Restricted Stock Units (“RSUs”) having a value of $1,505,700 USD, with a March 9, 2026 grant date. This award becomes vested in equal installments quarterly over the four-year period following the grant date. The number of RSUs under this award (62,426) is determined by using the 60-day average stock price for QBTS common stock preceding the grant date ($24.12). RSU awards are subject to the terms and conditions of the 2022 Equity Incentive Plan and applicable agreements.

All other terms of your employment will remain as set out in your employment agreement with the Company.

Stan, thank you for your continued contributions to D-Wave.

Sincerely,

    /s/ Alan Baratz                    23-March-2026
Alan Baratz, CEO                    Date

    /s/ Sophie Ames                23-March-2026
CC: Sophie Ames, CHRO                Date

Accepted by:

    /s/ Stan Black                    24-March-2026
Stan Black, CISO                    Date

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